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                                                                    EXHIBIT 10.2

                                AGREEMENT BETWEEN
                      CENTIGRAM COMMUNICATIONS CORPORATION
                                       AND
             CARL H. LOEWENSON, JR., AS THE COURT-APPOINTED RECEIVER
                            FOR CREDIT BANCORP. LTD.

                  AND NOW COME Centigram Communications Corporation ("Centigram") and Carl H. Loewenson, Jr., the Court-Appointed Receiver for Credit Bancorp, Ltd. ("the Receiver"), who herein enter into this Agreement concerning the return of 900,000 shares of Centigram stock presently being held in four brokerage accounts in the name of Credit Bancorp, Ltd. ("CBL") in exchange for good and valuable consideration as set forth herein.

                  WHEREAS, Centigram entered into the CBL credit facility agreement ("CFA") dated August 16, 1999 pursuant to which Centigram deposited, on or about August 24, 1999, 900,000 shares of its treasury stock ("Centigram Stock") into accounts in the name of CBL; and

                  WHEREAS, CBL agreed in the CFA that the Centigram Stock was to be held in trust and was not to be sold, pledged, margined or otherwise transferred; and

                  WHEREAS, contrary to the express terms of the CFA, CBL placed the Centigram Stock in margin accounts and according to KPMG, LLP, all Centigram shares are presently held in margin accounts; and

                  WHEREAS, in November, 1999 the Securities and Exchange Commission commenced a civil action against CBL and certain other related entities and individuals alleging numerous violations of the federal securities laws relating to CBL's "insured credit facility" program similar to the CFA entered into by Centigram with CBL; and

                  WHEREAS, upon the request of the Securities and Exchange Commission, the United States District Court for the Southern District of New York issued a temporary restraining order on November 17, 1999 against the CBL defendants prohibiting further violations of the federal securities laws, and freezing assets owned by, controlled by, or in the name of CBL, including the Centigram Stock; and



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                  WHEREAS, Centigram had not borrowed any funds under the CFA and in December, 1999 Centigram terminated the CFA and demanded the return of the Centigram Stock; and

                  WHEREAS, on January 21, 2000, the Court appointed Carl H. Loewenson, Jr. as receiver to take control of the funds, assets and property owned by, controlled by or in the name of CBL and related entities, and to take such other further action necessary and appropriate to preserve and prevent the dissipation of such funds, assets and property; and

                  WHEREAS, the Receiver has determined that none of the 900,000 treasury shares deposited by Centigram with CBL have been sold; and

                  WHEREAS, Centigram, by and through its counsel, have moved the Court for the immediate return of its shares pursuant to a request for an Order modifying the Orders freezing the stock, which was denied by the Court, but with leave to renew under a change of circumstances; and

                  WHEREAS, Centigram believes it to be the rightful owner of said Centigram Stock which is disputed by the Receiver; and

                  WHEREAS, Centigram desires that the Centigram shares be returned to its treasury and retired; and

                  WHEREAS, the Receiver has previously indicated a willingness for customers to reclaim in kind shares which they deposited with CBL in exchange for funds or other assets; and

                  WHEREAS, the Securities and Exchange Commission submitted on May 25, 2000 a Plan of Partial Distribution which would value the Centigram Stock as of the date of deposit in an amount equal to $8,493,750 based on the price at which Centigram shares were then publicly traded; and

                  WHEREAS, Centigram's publicly traded shares have increased substantially in value since the date of deposit; and

                  WHEREAS, Centigram's claim under the Securities and Exchange Commission's Plan of Partial Distribution would call for a distribution of assets based upon the



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value of its stock as deposited ($8,493,750), which Centigram disputes would be the proper method of valuing its claim against CBL; and

                  WHEREAS, the Receiver is desirous of settling the Receivership Estate's disputes with Centigram; and

                  WHEREAS, the Receiver is interested in reducing the market risk represented by the Receivership Estate's having 900,000 shares of Centigram, and in receiving cash which the Receiver might use to satisfy obligations of the Receivership Estate;

                  THEREFORE, AND IN CONSIDERATION of the release set forth herein and the payment by Centigram to the Receiver of $12,095,325, an amount determined by (i) applying to the Centigram Stock the average closing price for Centigram's shares for each of the 90 trading days preceding preliminary approval by the Court of this Agreement, and (ii) subtracting $4,246,875, representing the Receiver's most conservative estimate of the value of Centigram's claim under the Securities and Exchange Commission's Plan of Partial Distribution filed with the Court on May 25, 2000, the Receiver agrees to use all commercially reasonable efforts to deliver the Centigram shares presently being held in accounts in the name of CBL as follows:

         225,000 shares with Chase Investments, in Account No.: CL7-641928;

         225,000 shares with Charles Schwab & Company, in Account No.:
         2579-3929;

         225,000 shares with Deutsche Bank Securities, Inc., in Account
         No.: 14290032; and

         225,000 shares with Ameritrade, in Account No.: 160-999352.

                  Only upon the Receiver obtaining possession of said shares and communicating that he is prepared to deliver such shares to Centigram, then Centigram shall wire $12,095,325 to Citibank, N.A., 153 East 53rd Street, 20th Floor, Zone 6, New York, New York 10043 to the account of Carl H. Loewenson, Jr., as Court-Appointed Receiver for Credit Bancorp, Ltd., ABA #: 021-0000-89, Account No.: 59240594. Upon receipt of said funds, the Receiver shall promptly deliver the Centigram Stock to Centigram in accordance with Centigram's directions. It is agreed that such funds will remain the property of Centigram and held for its benefit until the Centigram Stock is delivered to Centigram.




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                  In the event that, despite the Receiver's efforts, the
Receiver is unable to obtain the release and delivery of all 900,000 Centigram shares held in the four depository institutions, Centigram agrees that it will take delivery of shares in installments and pay proratably for same. Centigram shall not be obligated to pay for any installment delivery of shares a greater percentage of the total consideration set forth in this Agreement than the ratio of the shares being delivered, divided by the 900,000 shares.

                  This Agreement represents a compromise of disputed claims between the parties. The payment to be made by Centigram is fair and reasonable taking into account the information available to the parties with respect to (i) the value of the Centigram Stock, (ii) the dispute as to ownership of the Centigram Stock, (iii) the dispute as to any proposed Plan of Distribution, (iv) the future value of the Receivership Estate, and (v) the releases of claims set forth herein.

                  IN CONSIDERATION for the return of the Centigram Stock, as set forth above, Centigram agrees to retire all such shares promptly and Centigram further agrees to and does hereby relinquish and forever release Credit Bancorp, Ltd., its subsidiaries and affiliates, and the Receiver and his agents (the "Releasees") from any and all claims which Centigram, its officers, directors, shareholders, successors and assigns may have against the Releasees resulting from any loss occasioned by virtue of the CFA, the Centigram shares held in the brokerage accounts in the name of CBL, or otherwise; and

                  FURTHER IN CONSIDERATION of the payment by Centigram of $12,095,325, the Receiver, on behalf of Credit Bancorp, Ltd. and the related entities for which he serves as Receiver, agrees to release Centigram, its officers, directors, shareholders, successors and assigns from any further claim by the Receiver for contribution or other liability to the Receivership Estate or for any obligation of the Receivership Estate or CBL and from any further claim to ownership of the Centigram Stock.

                  IN THE EVENT a petition under the Bankruptcy Code, in 11 U.S.C. 101 et. seq. is filed by or against CBL seeking relief under the Bankruptcy Code prior to the delivery by the Receiver of shares of Centigram Stock, but following receipt of the consideration paid by



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Centigram with respect to those shares, the Receiver agrees on behalf of CBL that CBL has no interest in such consideration paid by Centigram for shares of Centigram Stock until the shares for which the consideration is paid are delivered to Centigram.

                  It is not intended by either party entering into this Agreement that any other party or entity shall be deemed the third party beneficiary of this Agreement.

                  THIS AGREEMENT shall be governed by the laws of the State of New York, and time is of the essence. The Honorable Robert W. Sweet, United States District Judge, shall retain jurisdiction over the matters set forth in this Agreement, and any disputes arising hereunder shall be submitted to Judge Sweet, and to no other tribunal or court of any kind, for resolution.

                  THIS AGREEMENT shall become effective upon Order of the Court and no further modifications as to the terms and conditions herein shall be made absent specific written agreement of the parties hereto.

                  THIS AGREEMENT has been approved by the Board of Directors of Centigram, and is a valid and binding obligation of Centigram subject to the terms herein, and the undersigned officer of Centigram has the authority to enter into said transaction and to act on behalf of Centigram.

                  This 7th day of June, 2000.

                             CENTIGRAM COMMUNICATIONS CORPORATION

                             By and Through: /s/ Thomas E. Brunton
                                             -----------------------------------
                                                 Thomas E. Brunton
                                                 Chief Financial Officer

                             /s/ Carl H. Loewenson, Jr.
                             ---------------------------------------------------
                             CARL H. LOEWENSON, JR.
                             As Court-Appointed Receiver of Credit Bancorp, Ltd.




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SO ORDERED:


/s/ Robert W. Sweet
-----------------------------------
Honorable Robert W. Sweet
Judge, United States District Court
Southern District of New York













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